Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES SECOND QUARTER FISCAL YEAR 2013 FINANCIAL RESULTS

– Second quarter record revenue of $130.3 million up 4% – Record Gross Merchandise Volume (GMV) of $259.1 million up 19% - Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $29.2 million down 6% – Adjusted EPS of $0.48 down 8%

WASHINGTON — May 2, 2013 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its second quarter of fiscal year 2013 (Q2-13) ended March 31, 2013.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (Liquidity Services or the Company) reported consolidated Q2-13 record revenue of $130.3 million, an increase of approximately 4% from the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation and acquisition costs including changes in acquisition earn out payment estimates, for Q2-13 was $29.2 million, a decrease of approximately 6% from the prior year’s comparable period.  Q2-13 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $259.1 million, an increase of approximately 19% from the prior year’s comparable period.

Net income in Q2-13 was $12.7 million or $0.39 diluted earnings per share.  Adjusted net income, which excludes stock based compensation, acquisition costs including changes in acquisition earn out payment estimates and amortization of contract-related intangible assets associated with the Jacobs Trading acquisition — net of tax, in Q2-13 was $15.6 million or $0.48 adjusted diluted earnings per share based on 32.3 million fully diluted shares outstanding, a decrease of approximately 9% and 8%, respectively, from the prior year’s comparable period.

“Liquidity Services generated solid results during Q2-FY13 as we expanded adjusted EBITDA margins in our core business and continued to deliver a high level of service to large commercial and government clients in managing their excess inventory and high value capital asset sales,” said Bill Angrick, Chairman and CEO of Liquidity Services. “We remain focused on executing our long term growth strategy to achieve $2 billion in GMV by fiscal year 2016. During the quarter, we continued to advance our multi-year investment efforts in upgrading our e-commerce platform, investing in our sales and marketing organization and integrating our recent acquisitions of NESA and GoIndustry. We made significant progress this quarter integrating GoIndustry, including the award of several new client engagements, and anticipate that we will exit this fiscal year with GoIndustry operating profitably, while enhancing our strategic plan of serving global capital asset clients. We believe these important investments uniquely address the needs of the Fortune 1000 and public sector agencies and position us well to drive shareholder value over the next five years.”

— more —

Business Outlook

While economic conditions have improved, our overall outlook remains cautious due to the volatility in the macro environment including instability arising from the continued fiscal cliff and debt ceiling negotiations and their potential impact on the retail and industrial supply chains and GDP growth.  Additionally, we plan to further invest in our technology infrastructure and innovation for our proprietary e-commerce marketplaces to support further expansion and integration of our existing and recently acquired businesses.  In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2013:

(i)            stable commodity prices in our scrap business;

(ii)           stable average sales prices realized in our capital assets marketplaces;

(iii)          improved margins in our GoIndustry marketplace as we continue to integrate the acquisition and complete our restructuring plans;

(iv)                              continued lower than historical growth rates in product flows from existing client programs in our retail goods marketplaces;

(v)                                 an effective income tax rate of 41%; and

(vi)                              improved operations and service levels in our retail goods marketplaces.

Our Scrap Contract with the Department of Defense (DoD) includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2013 that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2013 to range from $1.025 billion to $1.1 billion, which is unchanged from our previous guidance range.  We expect GMV for Q3-13 to range from $250 million to $275 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2013 to range from $115 million to $121 million, which is unchanged from our previous guidance range.  We expect Adjusted EBITDA for Q3-13 to range from $29.0 million to $32.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2013 to range from $1.90 to $2.02, which is unchanged from our previous guidance range.  In Q3-13, we estimate Adjusted Earnings Per Diluted Share to be $0.49 to $0.54.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 32.7 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract related intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.0 million to $3.5 million per quarter for fiscal year 2013.  These stock based compensation costs are consistent with fiscal year 2012.

— more —

Key Q2-13 Operating Metrics

Registered Buyers — At the end of Q2-13, registered buyers totaled approximately 2,307,000, representing a 35% increase over the approximately 1,711,000 registered buyers at the end of Q2-12.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 643,000 in Q2-13, an approximately 14% increase over the approximately 564,000 auction participants in Q2-12.

Completed Transactions — Completed transactions increased to approximately 138,000, an approximately 8% increase for Q2-13 from the approximately 128,000 completed transactions in Q2-12.

GMV and Revenue Mix — GMV continues to diversify due to the continued growth in our commercial business and state and local government business (the GovDeals.com marketplace).  As a result, the percentage of GMV derived from our DoD Contracts during Q2-13 decreased to 21.3% compared to 24.3% in the prior year period.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q2-13	Q2-12
Profit-Sharing Model:
Scrap Contract	6.8%	8.8%
Total Profit Sharing	6.8%	8.8%
Consignment Model:
GovDeals	14.0%	16.9%
Commercial	45.1%	31.8%
Total Consignment	59.1%	48.7%
Purchase Model:
Commercial	19.6%	27.0%
Surplus Contract	14.5%	15.5%
Total Purchase	34.1%	42.5%

Total	100.0%	100.0%

Revenue Mix

	Q2-13	Q2-12
Profit-Sharing Model:
Scrap Contract	13.6%	15.3%
Total Profit Sharing	13.6%	15.3%
Consignment Model:
GovDeals	2.7%	2.6%
Commercial	12.2%	8.2%
Total Consignment	14.9%	10.8%
Purchase Model:
Commercial	39.0%	47.5%
Surplus Contract	28.9%	26.4%
Total Purchase	67.9%	73.9%

Other	3.6%	—
Total	100.0%	100.0%

— more —

Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest and other expense (income), net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, and acquisition costs including changes in earn out estimates.

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
	(in thousands) (unaudited)
Net income	$12,698	$18,762	$19,407	$27,888
Interest and other expense (income), net	96	583	(828)	1,108
Provision for income taxes	8,824	12,508	13,296	19,116
Amortization of contract intangibles	2,407	2,020	4,617	4,039
Depreciation and amortization	1,980	1,505	3,967	3,031

EBITDA	26,005	35,378	40,459	55,182
Stock compensation expense	2,935	2,493	7,302	5,118
Acquisition costs	212	(6,989)	5,588	(6,671)

Adjusted EBITDA	$29,152	$30,882	$53,349	$53,629

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition and acquisition costs including changes in earn out estimates.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$12,698	$18,762	$19,407	$27,888
Stock compensation expense (net of tax)	1,732	1,496	4,352	3,037
Amortization of contract intangibles (net of tax)	1,072	1,090	2,162	2,155
Acquisition costs (net of tax)	124	(4,193)	3,350	(3,958)

Adjusted net income	$15,626	$17,155	$29,271	$29,122

Adjusted basic earnings per common share	$0.50	$0.56	$0.93	$0.95

Adjusted diluted earnings per common share	$0.48	$0.52	$0.89	$0.89

Basic weighted average shares outstanding	31,561,412	30,840,322	31,522,133	30,616,816

Diluted weighted average shares outstanding	32,331,686	32,778,428	32,692,975	32,580,473

— more —

Conference Call

The Company will host a conference call to discuss fiscal second quarter 2013 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 800-295-4740 or 617-614-3925 and providing the participant pass code 40750116. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website for 30 calendar days ending June 1, 2013 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until June 1, 2013 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 25753158.  Both replays will be available starting at 12:30 p.m. today.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

— more —

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Wal-Mart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies, including NESA, Go-Industry, Jacobs Trading and Truckcenter.com, into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and our ability to recognize any expected tax benefits as a result of closing our U.K. retail consumer goods operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $3.5 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The Company is based in Washington, D.C. and has over 1,300 employees. Additional information can be found at: http://www.liquidityservicesinc.com.

Contact:

James M. Rallo

CFO & Treasurer

202.467.6868

jim.rallo@liquidityservicesinc.com

— more —

Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	September 30,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$57,198	$104,782
Accounts receivable, net of allowance for doubtful accounts of $1,141 and $1,248 at March 31, 2013 and September 30, 2012, respectively	18,224	16,226
Inventory	25,181	20,669
Prepaid and deferred taxes	22,194	16,927
Prepaid expenses and other current assets	5,884	3,973
Total current assets	128,681	162,577
Property and equipment, net	10,331	10,382
Intangible assets, net	34,089	34,204
Goodwill	210,207	185,771
Other assets	7,639	7,474
Total assets	$390,947	$400,408
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,763	$9,997
Accrued expenses and other current liabilities	32,753	36,569
Profit-sharing distributions payable	4,314	4,041
Current portion of acquisition earn out payables	—	14,511
Customer payables	34,851	34,265
Current portion of note payable	—	10,000
Total current liabilities	82,681	109,383
Acquisition earn out payables	18,207	—
Note payable, net of current portion	—	32,000
Deferred taxes and other long-term liabilities	9,561	9,022
Total liabilities	110,449	150,405
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,597,378 shares issued and outstanding at March 31, 2013; 31,138,111 shares issued and outstanding at September 30, 2012	31	31
Additional paid-in capital	195,543	182,361
Accumulated other comprehensive income	(848)	1,246
Retained earnings	85,772	66,365
Total stockholders’ equity	280,498	250,003
Total liabilities and stockholders’ equity	$390,947	$400,408

— more —

Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012

Revenue	$106,199	$112,165	$207,528	$208,389
Fee revenue	24,125	13,559	45,001	23,366
Total revenue	130,324	125,724	252,529	231,755

Costs and expenses:
Cost of goods sold (excluding amortization)	49,946	55,024	97,068	98,310
Profit-sharing distributions	9,942	11,385	18,352	23,872
Technology and operations	22,407	15,802	44,954	31,585
Sales and marketing	9,973	6,909	20,301	13,445
General and administrative	11,839	8,215	25,807	16,032
Amortization of contract intangibles	2,407	2,020	4,617	4,039
Depreciation and amortization	1,980	1,505	3,967	3,031
Acquisition costs	212	(6,989)	5,588	(6,671)

Total costs and expenses	108,706	93,871	220,654	183,643

Income from operations	21,618	31,853	31,875	48,112
Interest and other (expense) income, net	(96)	(583)	828	(1,108)

Income before provision for income taxes	21,522	31,270	32,703	47,004
Provision for income taxes	(8,824)	(12,508)	(13,296)	(19,116)

Net income	$12,698	$18,762	$19,407	$27,888
Basic earnings per common share	$0.40	$0.61	$0.62	$0.91
Diluted earnings per common share	$0.39	$0.57	$0.59	$0.85

Basic weighted average shares outstanding	31,561,412	30,840,322	31,522,133	30,616,816
Diluted weighted average shares outstanding	32,331,686	32,778,428	32,692,975	32,580,473

— more —

Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Operating activities
Net income	$12,698	$18,762	$19,407	$27,888
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,387	3,524	8,584	7,070
Gain on early extinguishment of debt	—	—	(1,000)	—
Stock compensation expense	2,935	2,493	7,302	5,118
Provision (benefit) for inventory allowance	—	7	(733)	(40)
Provision (benefit) for doubtful accounts	14	82	(107)	(129)
Incremental tax benefit from exercise of common stock options	(371)	(4,449)	(5,376)	(9,338)
Changes in operating assets and liabilities:
Accounts receivable	1,286	(2,311)	(1,891)	(571)
Inventory	(3,267)	766	(3,779)	(2,475)
Prepaid expenses and other assets	(3,508)	6,397	(1,967)	13,276
Accounts payable	(579)	6,405	766	4,091
Accrued expenses and other	(1,043)	7,404	(6,019)	2,545
Profit-sharing distributions payable	806	(191)	273	(1,150)
Customer payables	(256)	(1,856)	586	2,226
Acquisition earn out payables	(2,050)	(10,109)	(6,168)	(10,109)
Other liabilities	(429)	(544)	538	167

Net cash provided by operating activities	10,623	26,380	10,416	38,569
Investing activities
Increase in goodwill and intangibles and cash paid for acquisitions	(14)	(22)	(14,698)	(80,040)
Purchases of property and equipment	(624)	(883)	(2,521)	(2,059)

Net cash used in provided by investing activities	(638)	(905)	(17,219)	(82,099)
Financing activities
Repayment of notes payable	—	—	(39,000)	—
Payment of acquisition contingent liabilities	—	—	(8,185)	—
Proceeds from exercise of common stock options (net of tax)	295	5,941	504	9,951
Incremental tax benefit from exercise of common stock options	371	4,449	5,376	9,338

Net cash provided by (used in) financing activities	666	10,390	(41,305)	19,289
Effect of exchange rate differences on cash and cash equivalents	655	(17)	524	(16)

Net increase (decrease) in cash and cash equivalents	11,306	35,848	(47,584)	(24,257)
Cash and cash equivalents at beginning of the period	45,892	68,984	104,782	129,089

Cash and cash equivalents at end of period	$57,198	$104,832	$57,198	$104,832
Supplemental disclosure of cash flow information
Cash paid for income taxes	$10,399	$2,366	$10,493	$2,445
Cash paid for interest	12	32	2,023	40
Note payable issued in connection with acquisition	—	—	—	40,000
Contingent purchase price accrued	—	—	23,146	8,185